Exhibit 99.1

Kingswood Acquisition Corp. and Wentworth Management Services LLC

Announce Definitive Merger Agreement

New York, July 7, 2022 – Kingswood Acquisition Corp. (NYSE: KWAC) (“KWAC”), announced today a definitive agreement to enter into a business combination with Wentworth Management Services LLC (“Wentworth”).

The transaction will enable Wentworth, a broker-dealer aggregator , to go public. As a result of the business combination, KWAC and Wentworth will become wholly-owned subsidiaries of Binah Capital Group, Inc., which will become a publicly traded company, subject to regulatory approvals. The combined entity is expected to encompass over 1,900 advisors, $25 billion in assets under management and over $285 billion in affiliated assets under management. The combined company will have a pro forma enterprise value of $208 million.

Transaction to Drive Wentworth’s Future Growth, Operational Enhancements

Wentworth owns and operates four broker-dealers, located in 535 offices in all 50 states. Affiliated financial advisors have the optionality to choose from operating models that include a hybrid open architecture platform, independent registered status, and a W2 advisor model. The platform provides a variety of custody and clearing firms to accommodate the unique business needs of advisors.

Craig Gould, President of Wentworth Management Services and expected to be President of Binah Capital, said, “The creation of Binah marks another milestone for the company and supports our vision of serving as the wealth management industry’s best-in-class broker-dealer platform for financial advisors. By combining forces with KWAC, our organization will have access to the public equity markets, which we anticipate will provide capital to fund future growth initiatives and operational enhancements.”

The terms of the merger agreement provide that all Wentworth’s shareholders are maintaining their ownership positions in the company and will receive no cash proceeds. Shareholders stand to benefit from the merger as part of a long-term value creation strategy focused on future acquisitions and an enhanced strategic position in the independent space.

KWAC Sees Further Opportunities in Fragmented Sector

Gary Wilder, Executive Chairman of KWAC, said, “The $29.1 trillion U.S. wealth management industry is poised for its next chapter of aggressive growth, and firms making the right choice at the right time are aligning themselves with the strongest option available in a globally fragmented sector ripe for consolidation.”

“The creation of Binah Capital Group between Wentworth and KWAC prepares Wentworth’s network of advisors for the positive macro tailwinds in the wealth management space. At the same time, KWAC’s team– who are widely recognized wealth management industry leaders – are excited to work with Craig and his exceptional team on capturing the multiple growth opportunities ahead for our combined company.”

Michael Nessim, CEO of KWAC, said, “We’re excited to create Binah Capital Group, a firm with a national scale and footprint that is well-positioned to succeed in a fast-evolving wealth management industry landscape. This transaction underscores the importance for wealth management firms to align themselves with organizations that have truly global reach, resources and expertise to accelerate their continued growth and make the most of multiple opportunities that industry, market and economic trends are creating. We’re pleased to have supported this transaction and look forward to all that we can achieve together going forward.”

Key Transaction Terms

The business combination is projected to generate gross cash proceeds of approximately $30 million, assuming no redemptions of cash in trust and an anticipated $15 million capital raise, which will be used to pay transaction expenses and provide growth capital for the business. The implied pro forma equity value of the combined company is expected to be approximately $165 million, with a pro forma enterprise value of approximately $208 million.

The transaction is expected to close in the fourth quarter of 2022, subject to customary closing requirements, including the approval of KWAC and Wentworth shareholders and regulatory review.

Oppenheimer & Co. is serving as financial advisor to Kingswood Acquisition Corp., with SPAC Advisory Partners serving as capital markets advisor. Shearman and Sterling is serving as legal advisor to Kingswood Acquisition Corp.

McDermott Will & Emery LLP is serving as legal counsel to Wentworth Management Services LLC.

About Wentworth Management Services LLC

Wentworth is a holding company that acquires and manages businesses in the wealth management industry. The company specializes in consolidating independent broker-dealers to capture economies of scale needed to service financial advisors in today's technology-enabled regulatory environment. Wentworth's core philosophy focuses on building long-term, productive relationships with its advisor base. The firm also includes a dealer manager business, investment banking division and a wholesale distribution division.

About Kingswood Acquisition Corp.

Kingswood Acquisition Corp. (“KWAC”) is a blank check company incorporated under the laws of the State of Delaware on July 27, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses.

Additional Information

In connection with the business combination, Binah Capital Group, Inc. (“Holdings”) intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement for the stockholders of Kingswood that also constitutes a prospectus of Holdings. Kingswood urges investors, stockholders, and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about Kingswood, Holdings, Wentworth, and the business combination. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of Kingswood as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge by directing a request to: Kingswood Acquisition Corp., 17 Battery Place, Room 625, New York, NY 10004. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Kingswood, Holdings, Wentworth and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the business combination under the rules of the SEC. Information about the directors and executive officers of Kingswood is set forth in Kingswood’s Prospectus relating to its initial public offering (the “IPO Prospectus”), which was filed with the SEC on November 23, 2020. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the business combination will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

The disclosures herein is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Kingswood, Holdings or Wentworth, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

Certain statements made in this release contain forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the business combination, the anticipated benefits of the business combination, and the financial condition, results of operations, earnings outlook and prospects of Kingswood and/or Wentworth and may include statements for the period following the consummation of the business combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Kingswood and Wentworth as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to those discussed and identified in public filings made with the SEC by Kingswood and the following:

·	expectations regarding Wentworth’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Wentworth’s ability to invest in growth initiatives and pursue acquisition opportunities;
·	the implementation, market acceptance and success of Wentworth’s business model and growth strategy;
·	Wentworth’s future capital requirements and sources and uses of cash;
·	Wentworth’s ability to obtain funding for its operations and future growth;
·	developments and projections relating to Wentworth’s competitors and industry;
·	the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination;
·	the outcome of any legal proceedings that may be instituted against Kingswood or Wentworth following announcement of the business combination;
·	the inability to complete the business combination due to, among other things, the failure to obtain Kingswood stockholder approval or Kingswood’s inability to obtain the financing necessary to consummate the business combination;
·	the risk that the announcement and consummation of the business combination disrupts Kingswood’s current plans;
·	the ability to recognize the anticipated benefits of the business combination;
·	unexpected costs related to the business combination;
·	the amount of any redemptions by existing holders of Kingswood common stock being greater than expected;
·	limited liquidity and trading of Kingswood’s securities;
·	geopolitical risk, war, and changes in applicable laws or regulations;
·	the possibility that Kingswood and/or Wentworth may be adversely affected by other economic, business, and/or competitive factors;

·	operational risk;
·	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and
·	the risks that the consummation of the business combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Kingswood and Wentworth prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the business combination or other matters addressed in this release and attributable to Kingswood, Wentworth or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this release. Except to the extent required by applicable law or regulation, Kingswood and Wentworth undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of release to reflect the occurrence of unanticipated events.

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Media Contacts

Donald Cutler or Elizabeth Shim

Haven Tower Group

424 317 4864 or 424 317 4861

dcutler@haventower.com or eshim@haventower.com